EXHIBIT 99.C6.A


                                    Exhibit 6

                             Opinion of Alan Yaeger

                                                           WRL Letterhead

April 20, 1998



Western Reserve Life Assurance Co. of Ohio
201 Highland Avenue
Largo, Florida 33770

        RE:  Registration No. 33-69138

Gentlemen:

        This opinion is furnished in connection with the Post-Effective Amendment No. 11 registration by Western Reserve Life Assurance Co. of Ohio of flexible premium variable life insurance policies ("Policies") under the Securities Act of 1933. The Prospectus included in the Registration Statement on Form S-6 describes the Policies. The forms of Policies were prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereof.

        In my opinion, the illustrations of death benefits, cash values and net surrender values included in the sections entitled "Death Benefit, Cash Value and Net Surrender Value Illustrations" and "Illustration of Benefits" (Appendix
A) of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies.

        I hereby consent to use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

Very truly yours,



/s/ ALAN YAEGER
-----------------------------------
Alan Yaeger
Executive Vice President,
Actuary and Chief Financial Officer